Exhibit 99.1

iBio, Inc. Receives Notice from NYSE Amex Staff that Company Currently is Below Certain Continued Listing Standards

NEWARK, Del., Nov. 4, 2011 iBio, Inc. (NYSE AMEX: IBIO) announced that the Company today received notice from NYSE Amex (the "Exchange") Staff that the Company currently is below certain of the Exchange's continued listing standards. The Exchange Staff indicated that its review of the Company's Form 10-K for the year ended June 30, 2011, indicates that the Company is not in compliance with Section 1003(a)(iv) which applies if a listed company has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature.

The Company is afforded the opportunity to submit a plan of compliance to the Exchange by November 28, 2011, that demonstrates the Company's ability to regain compliance with Section 1003(a)(iv) of the Company Guide by January 25, 2012. If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

The Company believes it can provide the Exchange with a satisfactory plan by November 28, 2011, to show that it will be able to return to compliance with Section 1003(a)(iv) of the Company Guide by January 25, 2012.

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ platform, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The technology has been applied successfully to proteins difficult or impossible to produce with other methods, as well as proteins representative most important classes of biologic pharmaceuticals. Advantages of the iBioLaunch platform over other systems include enablement of rapid development and validation of modular, scalable, and optionally robotic, multi-product manufacturing facilities; production time measured in weeks instead of months or more; product entry that is unconstrained by traditional process patents; and significantly lower capital and operating costs for comparable production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements

Statements included in this news release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as lack of available capital, intellectual property protection issues, competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

Contacts:

Corporate:

Robert Erwin, President
iBio, Inc.
302-355-2335
rerwin@ibioinc.com

Investor Contacts:

Douglas Beck, CFO
iBio, Inc.
302-355-0923
ir@ibioinc.com